SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                              --------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15 (d) of the
                         Securities Exchange Act of 1934


                     Date of Report (Date of earliest event
                          reported): September 26, 1997


                              LACLEDE STEEL COMPANY
               (Exact Name of Registrant as Specified in Charter)


                                    Delaware
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                 (State or Other Jurisdiction of Incorporation)

                                     0-3855
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                            (Commission File Number)

                                   43-0368310
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                    (I.R.S. Employer Identification Number)



               One Metropolitan Square St. Louis, Missouri            63102
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                (Address of Principal Executive Offices)            (Zip Code)


              Registrant's telephone number, including area code:
                                  314-425-1400
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
Item  1.  Changes in Control of Registrant.

     On September 26, 1997, Ivaco, Inc., a corporation organized under the Canada Business Corporation Act, ("Ivaco"), sold one-half of its investment in the Company to a subsidiary of Birmingham Steel Corporation of Birmingham, Alabama ("Birmingham Steel") for $14.9 million cash. The securities of the Company sold consisted of 1,009,325 common shares and 183,334 shares of the Company's Series A preferred stock. The preferred shares are convertible into 859,834 common shares of the Company. The transaction was effected through the sale of a wholly-owned subsidiary of Ivaco which contained such shares to Birmingham Steel. In connection with the transaction Ivaco, among other things, gave Birmingham Steel the voting rights on Ivaco's remaining investment in the Company's common stock and, in any additional common stock Ivaco may own as a result of the conversion of Ivaco's remaining Series A preferred stock, subject to certain limitations. In addition, Ivaco agreed not to sell its remaining investment in the Company prior to September 24, 1998 and has provided Birmingham Steel with a right of first refusal for four years thereafter.

Combining securities acquired in the above-referenced transaction and the 20,000 shares of the Company's common stock previously held, Birmingham Steel holds approximately 25.4% of the Company's outstanding common shares and approximately 44.0% of the non-voting convertible preferred shares of the Company. Assuming its preferred shares are converted in common stock, Birmingham Steel would hold approximately 38.4% of the Company's common stock. Combining the voting rights obtained from Ivaco with its other holdings of the Company's common stock, Birmingham Steel is currently entitled to vote 50.3% of the outstanding voting shares of the Company.

The transaction between Ivaco and Birmingham Steel was effected pursuant to a Purchase Agreement, dated September 26, 1997 (the "Purchase Agreement"). The foregoing summary of certain provisions of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement (and the related proxy), which Purchase Agreement is attached to this Current Report on Form 8-K as Exhibit 2 and is incorporated herein by reference.

The Company has no knowledge related to the source of the consideration used by Birmingham Steel to acquire the Company's securities from Ivaco.

     Under Section 382 of the Internal Revenue Code of 1986, as amended, if the percentage of stock (by value) of a corporation (the "Loss Corporation") that is owned by one or more "five-percent shareholders" has increased by more than 50 percentage points over the lowest percentage of stock owned by the same shareholders during a three year testing period (an "Ownership Change"), the use of pre-ownership change net operating losses of the Loss Corporation following such Ownership Change will be limited based on the value of the Loss Corporation immediately before the Ownership Change occurs (a "Section 382 Limitation"). As of the end of its most recent taxable year, the Company had a deferred tax asset of approximately $21.8 million related to net operating loss and alternative minimum tax carryovers. Although the Company believes that the transactions consummated pursuant to the Purchase Agreement between Ivaco and Birmingham Steel on September 26, 1997 should not result in an Ownership Change, future transactions involving persons who are now or who during the ensuing thirty-six month period become "five-percent shareholders" as defined in Section 382 may trigger an Ownership Change. If such an Ownership Change occurs, the Company's use of its existing net operating loss carryovers at such time will be subject to a Section 382 Limitation based on the value of the Company on the date of such an Ownership Change. Depending on the size of such net operating loss carryovers at such time the limitation could have a material adverse effect on the Company's financial statements.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

  Exhibit No.       Description of Exhibit
  -----------       ----------------------

      2 Purchase Agreement, dated as of September 26, 1997, among Ivaco Inc., LCL Holdings I, LLC, Midwest Holdings, Inc. and Birmingham Steel Corporation.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      LACLEDE STEEL COMPANY
                                      (Registrant)

Date: October 3, 1997                 By: /S/ Michael H. Lane
                                          --------------------------------------
                                          Michael H. Lane
                                          Vice President-Finance, Treasurer and
                                          Secretary

                                  EXHIBIT INDEX
                                  -------------

Exhibit No.      Description of Exhibit
-----------      ---------------------------------------------------------------
    2            Purchase Agreement, dated as of September 26, 1997, among Ivaco
                 Inc., LCL Holdings I, LLC, Midwest Holdings, Inc. and
                 Birmingham Steel Corporation.